Exhibit 99.1

Vanda to regain US and Canadian rights to Fanapt®

- Vanda and Novartis Agree to Settle Arbitration

- Novartis to purchase $25 million of Vanda common stock

- Vanda to acquire rights to a Phase II clinical compound from Novartis

WASHINGTON, December 22, 2014 /PRNewswire/ — Vanda Pharmaceuticals Inc. (Vanda) (NASDAQ: VNDA) today announced that it has reached a settlement agreement with Novartis AG (Novartis) related to the ongoing Fanapt® license arbitration proceedings. The parties have agreed to dismiss the ongoing Fanapt® arbitration and to release each other from any related claims. As a part of the settlement agreement, Novartis will (i) transfer all US and Canadian rights in the Fanapt® franchise to Vanda, (ii) make a $25 million equity investment in Vanda at a price per share equal to $13.82 and (iii) grant to Vanda an exclusive worldwide license to AQW051, a phase II alpha-7 nicotinic acetylcholine receptor partial agonist.

“We are happy to have reached agreement with Novartis to settle our dispute, allowing us to focus on developing therapeutic solutions for our patients. The addition of the US and Canadian rights for Fanapt to our commercial portfolio, which includes Hetlioz for the treatment of Non24, has the potential to be transformational for our company,” said Mihael H. Polymeropoulos MD, President and CEO of Vanda.

Fanapt® is currently approved in the US for the treatment of schizophrenia in adults and has patent coverage through two key patents, a new chemical entity (NCE) patent set to expire in November of 2016 and a method of treatment patent set to expire in 2027. Fanapt® is also approved and marketed in Israel and Mexico.

CONFERENCE CALL

Vanda has scheduled a conference call for Tuesday, December 23, 2014, at 10:00 AM ET. During the call, Vanda’s management will discuss this announcement, commercialization plans for Fanapt®, the AQW051 program and other corporate activities. Investors can call 1-800-708-4540 (domestic) and 1-847-619-6397 (international) and use passcode 38717626. A replay of the call will be available beginning Tuesday, December 23, 2014 at 12:30 PM ET and will be accessible until Tuesday, December 30, 2014, at 11:59 PM ET. The replay call-in number is 1-888-843-7419 for domestic callers and 1-630-652-3042 for international callers. The access number is 38717626.

The conference call will be broadcast simultaneously on Vanda’s website, www.vandapharma.com. Investors should click on the Investor Relations tab and are advised to go to the website at least 15 minutes early to register, download, and install any necessary software or presentations. The call will also be archived on Vanda’s website for a period of 30 days.

About Vanda Pharmaceuticals Inc.

Vanda Pharmaceuticals Inc. is a biopharmaceutical company focused on the development and commercialization of products for the treatment of central nervous system disorders. For more on Vanda, please visit www.vandapharma.com.

About Fanapt®

Fanapt® is an atypical antipsychotic agent indicated for the acute treatment of schizophrenia in adults. In choosing among treatments, prescribers should consider the ability of Fanapt® to prolong the QT interval and the use of other drugs first. Prescribers should also consider the need to titrate Fanapt® slowly to avoid orthostatic hypotension, which may lead to delayed effectiveness compared to some other drugs that do not require similar titration.

IMPORTANT WARNINGS and PRECAUTIONS: increased mortality in elderly patients with dementia-related psychosis; QT prolongation; neuroleptic malignant syndrome; tardive dyskinesia; hyperglycemia and diabetes mellitus; weight gain; seizures; orthostatic hypotension and syncope; leukopenia, neutropenia and agranulocytosis; hyperprolactinemia; body temperature regulation; dysphagia; suicide; priapism; potential for cognitive and motor impairment.

COMMONLY OBSERVED ADVERSE REACTIONS of FANAPT® (>=5% and 2x placebo): dizziness, dry mouth, fatigue, nasal congestion, orthostatic hypotension, somnolence, tachycardia, and weight increased.

For more information on Fanapt®, please visit the detail station with the full US Prescribing Information, including Boxed Warnings and Important Safety Information, or visit our Web site at www.fanapt.com.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

Various statements in this release are “forward-looking statements” under the securities laws. Forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Important factors that could cause actual results to differ materially from those reflected in Vanda’s forward-looking statements include, among others: the ability of Vanda and Novartis to timely close the transactions contemplated under the Settlement Agreement and related agreements, Vanda’s ability to successfully commercialize Fanapt® in the US, Vanda’s ability to successfully develop and commercialize AQW051 and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Vanda’s annual report on Form 10-K for the fiscal year ended December 31, 2013 and quarterly report on Form 10-Q for the quarter ended September 30, 2014, which are on file with the SEC and available on the SEC’s website at www.sec.gov. Additional factors may also be set forth in Vanda’s Prospectus Supplement relating to the issuance of shares to Novartis under the Stock Purchase Agreement, to be filed with the SEC. In addition to the risks described above and in Vanda’s annual report on Form 10-K and quarterly reports on Form 10-Q, other unknown or unpredictable factors also could affect Vanda’s results. There can be no assurance that the actual results or developments anticipated by Vanda will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Vanda. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All written and verbal forward-looking statements attributable to Vanda or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Vanda cautions investors not to rely too heavily on the forward-looking statements Vanda makes or that are made on its behalf. The information in this release is provided only as of the date of this release, and Vanda undertakes no obligation, and specifically declines any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Corporate Contact:

Jim Kelly

Senior Vice President and Chief Financial Officer

Vanda Pharmaceuticals Inc.

(202) 734-3428

jim.kelly@vandapharma.com

Media Contact:

Laney Landsman

Vice President

Makovsky

(212) 508-9643

llandsman@makovsky.com

SOURCE Vanda Pharmaceuticals Inc.